Exhibit 99.1

LogMeIn Announces Dividend Increase of 20%

Boston, February 1, 2018 – LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of cloud-based connectivity, today announced that its Board of Directors has declared a 20% increase in its quarterly dividend, from $0.25 per share to $0.30 per share.

“We believe returning capital to shareholders is an important component of LogMeIn’s unique SaaS profile. Based on our growth and expanded free cash flows, our Board has voted to increase our quarterly dividend by 20%,” said Bill Wagner, President & Chief Executive Officer of the Company.

The next quarterly dividend is payable on February 28th, 2018 to shareholders of record as of February 12th, 2018. The Company currently has approximately 52.5 million shares of common stock outstanding.

About LogMeIn, Inc.

LogMeIn, Inc. (NASDAQ:LOGM) simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. One of the world’s top 10 public SaaS companies, and a market leader in communication & conferencing, identity & access, and customer engagement & support solutions, LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston with additional locations in North America, Europe, Asia and Australia.

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Contact Information:

Rob Bradley

781-897-1301

rbradley@logmein.com